Filed Pursuant to Rule 433 Registration No. 333-188971 December 1, 2014

Free Writing Prospectus

(To Prospectus dated December 1, 2014 and

Preliminary Prospectus Supplement Dated December 1, 2014)

UNITED STATES CELLULAR CORPORATION

7.25% Senior Notes due 2063

Pricing Term Sheet

Issuer:	United States Cellular Corporation

Expected Ratings (Moody’s / S&P / Fitch)*:	Ba1 / BB / BB+

Security:	7.25% Senior Notes due 2063

Principal Amount:	$275,000,000

Over-Allotment Option:	$41,250,000

Denominations:	$25 and integral multiples of $25 in excess thereof

Trade Date:	December 1, 2014

Settlement Date:	December 8, 2014 (T+5)

Maturity Date:	December 1, 2063

Coupon:	7.25%

Interest Payment Dates:	March 1, June 1, September 1 and December 1, commencing March 1, 2015

Price to Public:	$25 per note

Optional Redemption:

The Issuer may redeem the Notes, in whole or in part, at any time on and after December 8, 2019 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Listing:

The Issuer intends to apply to list the Notes on the New York Stock Exchange under the symbol “UZB” and, if the application is approved, expects trading in the Notes on the New York Stock Exchange to begin within 30 days after the Settlement Date.

CUSIP/ISIN:	911684 504/US9116845044

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

Lead Manager:	Citigroup Global Markets Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mail dg.prospectus_requests@baml.com; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or RBC Capital Markets, LLC toll-free at 1-866-375-6829; or UBS Securities LLC toll-free at 1-877-827-6444, extension 561 3884; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mail wfscustomerservice@wellsfargo.com.